Exhibit 99.1

NUTRIBAND INC ANNOUNCES THE ACQUISITION OF EDGEMARK INNOVATION INC.

Oviedo, Fla. – October 5, 2017 – Nutriband Inc. (OTC: NTRB), a Nevada Corporation, is pleased to announce acquisition of Edgemark Innovation Inc., a California Corporation. According to the agreement Nutriband Inc. will acquire 100% of Edgemark Innovation in exchange for 1,000,000 common shares of Nutriband Inc.

Edgemark Innovation, is a U.S. incorporated health company and sole owner of the brand puRA. puRA is a line of certified organic essential oils for topical and oral use.

puRA is primarily sold in Korea and Taiwan and following the acquisition the Company plans to expand its sales outreach into the United States and Europe as well as continuing to grow the brand in Asia.

Mypuraoil.com will now become part of nutriband.com and puRA will become available for purchase on www.nutriband.com over the next two weeks and plans to increase the online presence of puRA oils through Amazon and online retailers are in place.

Nutriband’s new website incorporating puRA and the pharmaceutical developments will be live mid to late October.

Nutriband will appoint Steve Lee to the Board of Directors of Nutriband Inc. Mr. Lee will also take up the position of President of Nutriband Asia.

Mr. Lee has over 20 years’ experience in business development, product branding and marketing. Steve has acted as CEO of EMI, a marketing and distribution firm based out of California with a specific focus on the Asia region. Steve is fluent in both English and Korean.

Nutriband Inc.

Nutriband

Nutriband is a unique, result’s driven, health and pharmaceutical Company based in Orlando Florida.  Unlike traditional health product companies, Nutriband found its start by spotting and targeting a gross and virtually unexplored niche in the supplement market through its method of ingredient delivery. All Nutriband products are based around the science of transdermal / Topical technologies.

www.nutriband.com

About Our Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. Our actual results may differ materially from those anticipated in our forward-looking statements as a result of a number of factors, including our ability to create, sustain, manage or forecast our growth; our ability to attract and retain key personnel; changes in our business strategy or development plans; competition; business disruptions; adverse publicity and international, national and local general economic and market conditions. Except as required by applicable law, we undertake no obligation to revise or update any of our forward-looking statements in order to reflect any event or circumstance that may arise after the date hereof.

For more information, contact:

Gareth Sheridan

CEO

Nutriband Inc.

407 880-6810

info@nutriband.com

www.nutriband.com